Exhibit 2.2

Execution Version

SETTLEMENT, TERMINATION AND RELEASE AGREEMENT

This Settlement, Termination and Release Agreement (this “Agreement”), effective as of August 25, 2026 (the “Effective Date”), is entered into by and between Allegro Merger Corp., a Delaware corporation (“Allegro”), the undersigned Allegro Stockholders (each, an “Allegro Stockholder” and collectively, the “Allegro Stockholders”), SeeQC, Inc., a Delaware corporation (the “Company”), and SEEQC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”). Allegro, the Allegro Stockholders, the Company and Merger Sub are sometimes referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on August 11, 2025, Allegro and the Company entered into that certain Nondisclosure Agreement (the “NDA”);

WHEREAS, pursuant to the terms set forth herein, Allegro and the Company desire to amend the NDA;

WHEREAS, on January 16, 2026, Allegro, the Company and Merger Sub entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub was to merge with and into Allegro, with Allegro surviving as a wholly owned subsidiary of the Company (the “Transaction”);

WHEREAS, in connection with the Merger Agreement, Allegro, the Company and Merger Sub and certain of their respective equityholders, including certain of the Allegro Stockholders, entered into various ancillary agreements, including, but not limited to, the Company Stockholders Support Agreements, the Initial Stockholders Support Agreements and the other agreements referenced in the Merger Agreement (collectively, the “Transaction Documents”);

WHEREAS, pursuant to the terms set forth herein, Allegro, the Company and Merger Sub desire to terminate the Merger Agreement and the other Transaction Documents and abandon the Transaction;

WHEREAS, the board of directors of the Company has (i) determined that it is advisable and in the best interest of the Company and its stockholders to terminate the Merger Agreement and abandon the Transaction; (ii) determined that it is advisable and in the best interest of the Company and its stockholders to enter into this Agreement and (iii) approved the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of Allegro has (i) determined that it is advisable and in the best interest of Allegro and the Allegro Stockholders to terminate the Merger Agreement and abandon the Transaction; (ii) determined that it is advisable and in the best interest of Allegro and the Allegro Stockholders to enter into this Agreement and (iii) approved the execution, delivery, and performance by Allegro of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the adequacy and receipt of which the Parties hereby acknowledge, the Parties agree as follows:

Section 1. Termination of the Merger Agreement.

1.1. Mutual Termination and No Survival. Upon the Effective Date, pursuant to Section 7.1(a) of the Merger Agreement, the Merger Agreement and all other Transaction Documents, in accordance with terms of such Transaction Documents, are hereby terminated by mutual agreement (the “Termination”), and no Party shall have any further liability thereunder. For the avoidance of doubt, notwithstanding anything to the contrary herein or the Merger Agreement, including, but not limited to, Section 7.2(b) of the Merger Agreement, Allegro, the Company, and Merger Sub hereby acknowledge and agree that the Termination is effective upon entry into this Agreement and from and after such time, no provisions contained within the Merger Agreement shall survive the Termination, including, but not limited to, for the avoidance of doubt, Sections 4.2(a), 5.7, or 7.2 and Article IX of the Merger Agreement and the only rights and obligations that any Party shall have with respect to the subject matter thereof shall be such Party’s ability to enforce its rights hereunder.

1.2. NDA Amendment. Allegro, the Company and Merger Sub hereby agree that, notwithstanding Section 11 of the NDA, pursuant to Section 12 of the NDA, the NDA is hereby amended as follows:

(a) Section 11 (Termination) of the NDA is hereby deleted in its entirety and replaced with the following:

“Except as otherwise provided herein, this Agreement shall continue for four (4) years from the date hereof.”

(b) Except as expressly amended hereby, all terms and provisions of the NDA remain unmodified and in full force and effect, and, from and after the Effective Date, all references to the NDA shall mean the NDA as modified by this Agreement.

Section 2. Releases.

2.1. Release by Allegro and Allegro Stockholders. As of the Effective Date, (a) Allegro, on behalf of itself, each of its predecessors, successors, assigns, Affiliates, Subsidiaries and Representatives, and (b) the Allegro Stockholders (the Persons set forth in the preceding subparts (a) and (b), collectively, the “Allegro Releasing Parties”), irrevocably and unconditionally release and forever discharge the Company, its Affiliates, and each of their respective predecessors, successors, assigns, Representatives, and equityholders (collectively, the “Company Released Parties”) from any and all claims, Actions, demands, damages, liabilities, costs or expenses of any nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that the Allegro Releasing Parties ever had, now have, or may in the future have, including any claim for attorneys’ fees or costs, investment banker fees, broker fees, accounting fees, taxes, or other consultant or vendor fees and costs. Notwithstanding the foregoing, the Allegro Releasing Parties and their Affiliates reserve the right to bring future claims (i) to enforce this Agreement; and (ii) for breach of obligations of the NDA.

2.2. Release by Company and Merger Sub. As of the Effective Date, the Company, on behalf of itself and each of its predecessors, successors, assigns, Affiliates, Subsidiaries and Representatives (collectively, the “Company Releasing Parties” and together with the Allegro Releasing Parties, the “Releasing Parties”) irrevocably and unconditionally release and forever discharge Allegro, its Affiliates, and each of their respective predecessors, successors, assigns, Representatives, and equityholders (collectively, the “Allegro Released Parties”) from any and all claims, Actions, demands, damages, liabilities, costs or expenses of any nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that the Company Releasing Parties ever had, now have, or may in the future have, including any claim for attorneys’ fees or costs, investment banker fees, broker fees, accounting fees, taxes or other consultant or vendor fees and costs. Notwithstanding the foregoing, the Company Releasing Parties and their Affiliates reserve the right to bring future claims (i) to enforce this Agreement; and (ii) for breach of obligations of the NDA.

2.3. Scope of Releases. The releases contemplated by this Agreement extend to claims that the Parties do not know or suspect to exist at the time of the release, which, if known, might have affected the Parties’ decision to enter into this Agreement. The Parties acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the settled claims, but that it is the intention of the Parties to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims amongst them, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Each Party, on behalf of itself and each of its predecessors, successors, assigns, Affiliates, Subsidiaries and Representatives, hereby covenants to each other Party and their respective Company Released Parties or Allegro Releasing Parties, as applicable, not to, with respect to any released claim herein, directly or indirectly bring, encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Company Released Parties or Allegro Released Parties, as applicable, relating to any released claim herein.

 2.4 Waiver of Section 1542. With respect to the claims released pursuant to Sections 2.1, 2.2, and 2.3 of this Agreement, the Parties waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. With respect to such released claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

2.5. Covenant Not to Sue. The Releasing Parties covenant not to bring any claim released pursuant to Sections 2.1 and 2.2 before any court, arbitrator or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim or otherwise. Any Allegro Released Party or Company Released Party may plead this Agreement as a complete bar to any claim released pursuant to this Agreement brought in derogation of this covenant not to sue.

Section 3. Indemnification; Holdback.

3.1. Indemnification. Allegro shall indemnify, defend and hold harmless the Company Releasing Parties from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (“Losses”) arising out of or resulting from any third-party claims brought against any Company Releasing Party relating to or arising out of the Merger Agreement, the Transaction Documents, the PIPE Documents, the Transactions, the PIPE Investment or the termination thereof.

3.2. Holdback Right. Notwithstanding anything to the contrary in Section 5 of this Agreement, if, prior to the payment or issuance (as applicable) of the Allegro Transaction Expenses Payment or the Stock Issuance, a third-party claim of the type described in Section 3.1 has been disclosed by Allegro to the Company pursuant to this Section 3.2, or asserted or threatened in writing against any Company Releasing Party (a “Pending Claim”), the Company shall have the right, upon notice to Allegro, to withhold from the Allegro Transaction Expenses Payment and/or the Stock Issuance in an amount estimated in good faith by the Company upon advice of counsel to be necessary to satisfy such Pending Claim (the “Holdback Amount”), until such Pending Claim has been finally resolved. Any Holdback Amount satisfied through the Stock Issuance shall be valued at the same value such stock was issued at. Upon final resolution of such Pending Claim, the Company shall (a) apply the Holdback Amount (or such portion thereof as is necessary) to satisfy any Losses for which indemnification is owed pursuant to Section 3.1, and (b) promptly release to Allegro any remaining portion of the Holdback Amount not so applied (commensurately reducing the total amount(s) payable under Section 5). Allegro and the Allegro Stockholders shall promptly (and in no event later than the date of the Allegro Transaction Expenses Payment or the Stock Issuance, as applicable, to the extent such Parties are aware of such claims prior to such dates) notify the Company if any such Parties become aware of any pending or threatened litigation relating to or arising out of the Merger Agreement, the Transaction Documents, the PIPE Documents, the Transactions, the PIPE Investment or the termination thereof.

Section 4. Non-Disparagement. The Releasing Parties shall not disparage the other Parties or their business practices, acts, conduct or business (including that of their successors, assigns, Affiliates, Subsidiaries, Representatives and others acting for or on their behalf) with regard to any matter related to this Agreement, the Transactions, the Merger Agreement, or the other Transaction Documents. This Section 4 will not restrict or impede any Releasing Party or such other Person from providing information in response to any Governmental Authority, applicable self-regulatory organizations having jurisdiction over a Releasing Party or its Subsidiaries, rulemaking authority, pursuant to the exercise of subpoena power, legal process, or as required for governmental testimony or judicial, administrative or arbitral proceedings.

Section 5. Settlement Payments.

5.1 Trigger Events. For purposes of this Agreement, a “Trigger Event” means any of the following:

(a) with respect to the Company (a) a transaction or series of related transactions in which a Person or group of related Persons, is or becomes the Beneficial Owner (as defined in the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the aggregate equity interests, (b) any transaction where the equity interests of the Company are exchanged (including by merger) or converted, in whole or in part, into equity securities of another Person, (c) any transaction involving the Company and any blank check company (or SPAC) or (d) a sale or exchange of substantially all of the assets by the Company (in a single transaction or a series of related transactions), other than the sale of inventory in the ordinary course of business;

(b)  a Public Offering; or

(c) one or more bona fide transactions following the date hereof pursuant to which the Company issues and sells shares of equity securities of the Company resulting in aggregate gross cash proceeds to the Company of not less than $100,000,000.

5.2. Payments.

(a) Solely upon the occurrence of a Trigger Event and subject to the Company’s holdback rights under Section 3.2, the Company shall remit to Allegro up to $2,000,000.00 of documented, reasonable third-party transaction expenses actually incurred by Allegro (the “Allegro Transaction Expenses Payment”). To receive the Allegro Transaction Expenses Payment, Allegro shall submit to the Company reasonable documentation evidencing the third-party transaction expenses for which reimbursement is sought. The Company shall have five (5) Business Days following receipt of such documentation and request to review and verify the documented expenses. The Company shall remit the Allegro Transaction Expenses Payment (or such portion thereof as has been verified and not held back pursuant to Section 3.2) within five (5) Business Days following the expiration of such review period. For the avoidance of doubt, the Allegro Transaction Expenses Payment shall include all amounts due and payable to MacKenzie Partners, Inc. or Continental Stock Transfer & Trust Company in connection with the Transaction.

(b) Solely upon the occurrence of a Trigger Event, subject to the Company’s holdback rights under Section 3.2, and only in connection with the expiration of any lockup terms applicable to the Company’s equityholders, the Company shall issue to Allegro an amount of shares of Company Common Stock equal to $6 million in the aggregate (the “Stock Issuance”) based on a $1.3 billion pre-money valuation of the Company (computed based on the total number of shares of preferred and common stock outstanding at the time of the Trigger Event); provided, that if such lockup terms include early termination milestones, upon satisfaction of any such milestones, the Company shall issue a number of shares of Company Common Stock proportionate to the percentage of shares released from such lockup terms. Any Stock Issuance shall be made by the Company solely to Allegro within five (5) Business Days following the expiration of any such lockup or any applicable holdback period in accordance with Section 3.2.

(c) Notwithstanding anything to the contrary herein, the Company, in its sole and absolute discretion, has the right (but not the obligation) to (i) reduce the Allegro Transaction Expenses Payment to an amount equal to $1,500,000, and (ii) subject to such reduction of the Allegro Transaction Expenses Payment, increase the Stock Issuance to an amount of shares of Company Common Stock equal to $6.5 million in the aggregate based on a $1.3 billion pre-money valuation of the Company (computed based on the total number of shares of preferred and common stock outstanding at the time of the Trigger Event), in full satisfaction of the Company’s obligations pursuant to this Section 5.

Section 6. Miscellaneous.

6.1. Representations and Warranties of the Parties.

(a) Each of the Parties represents and warrants: (1) The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby are, if such Party is a corporation, limited liability company, partnership, trust, or other entity, within the corporate powers of such Party and have been duly authorized by all necessary action on the part of such Party. This Agreement constitutes a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. (2) None of the execution, delivery or performance by such Party of this Agreement or the transactions contemplated hereby does or will (i) if such Party is a corporation, limited liability company, partnership, trust, or other entity, contravene or conflict with the organizational or governing documents of such Party, (ii) contravene or conflict with or constitute a violation of any provision of any law or order binding upon or applicable to such Party or by which any of such Party’s assets is or may be bound), or (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of its assets.

(b) Allegro represents and warrants that the Allegro Stockholders and Cantor Fitzgerald & Co., which is not a party to this Agreement, collectively own, directly or indirectly, all of the outstanding shares of common stock of Allegro.

(c) Allegro and the Allegro Stockholders represent and warrant that, as of the date of this Agreement, there is no pending or threatened litigation relating to or arising out of the Merger Agreement, the Transaction Documents, the PIPE Documents, the Transactions, the PIPE Investment or the termination thereof.

6.2. No Admission of Liability. The Parties agree and acknowledge that this Agreement shall not be construed as an admission of any liability, wrongdoing, or responsibility on their parts or on the part of their predecessors, successors, assigns, Affiliates, Subsidiaries, accountants, attorneys, insurers, investors, Representatives, and others acting for or on the Parties’ behalf.

6.3. Public Disclosure. Within four business days following execution of this Agreement, Allegro shall file a Current Report on Form 8-K with a copy of this Agreement as an exhibit. Allegro will consult with the Company regarding the contents of the aforementioned Form 8-K before filing.

6.4. Integration. The Parties agree that this is a “fully integrated” Agreement. This document contains the entire agreement of the Parties with respect to its subject matter, and all prior oral or written agreements, contracts, negotiations, representations and discussions, if any, pertaining to this matter are merged into this Agreement. In entering into and performing this Agreement, no Party has relied upon, or will rely upon, any statement or representation made by any person or entity which is not expressly reflected in this Agreement. This Agreement may not be modified except in writing executed and delivered by all Parties.

6.5. Miscellaneous. Article IX of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

ALLEGRO:

ALLEGRO MERGER CORP.

By:	/s/ Eric S. Rosenfeld
	Name:	Eric S. Rosenfeld
	Title:	Chief Executive Officer

COMPANY:

SEEQC, INC.

By:	/s/ John Levy
	Name:	John Levy
	Title:	President, Chief Executive Officer

MERGER SUB:

SEEQC MERGER SUB, INC.

By:	/s/ John Levy
	Name:	John Levy
	Title:	President, Chief Executive Officer

ALLEGRO STOCKHOLDERS:

/s/ Adam Jaffe
Name:	Adam Jaffe

/s/ Dan Ryan
Name:	Dan Ryan

/s/ David Sgro
Name:	David Sgro

/s/ Emanuel E. Geduld
Name:	Emanuel E. Geduld

/s/ Eric Rosen
Name:	Eric Rosen

/s/ Eric Rosenfeld
Name:	Eric Rosenfeld

/s/ Gregory Monahan
Name:	Gregory Monahan

/s/ John Schauerman
Name:	John Schauerman

/s/ Leonard Schlemm
Name:	Leonard Schlemm

/s/ Lorne Abony
Name:	Lorne Abony

[Signature Page to Settlement, Termination and Release Agreement]

/s/ Michael Deluce
Name:	Michael Deluce

/s/ Michael Price
Name:	Michael Price

/s/ Robert Deluce
Name:	Robert Deluce

ERIC ROSENFELD 2017 TRUST NO. 1

By:	/s/ Adam Jaffe
	Name:	Adam Jaffe
	Title:	Trustee

ERIC ROSENFELD 2017 TRUST NO. 2

By:	/s/ Adam Jaffe
	Name:	Adam Jaffe
	Title:	Trustee

TRIPLE J HOLDINGS II, LLC

By:	/s/ Adam Semler
	Name:	Adam Semler
	Title:	Authorized Signatory

SAL LLC

By:	/s/ Jonathon Lack
	Name:	Jonathon Lack
	Title:	Authorized Signatory

[Signature Page to Settlement, Termination and Release Agreement]